Exhibit 4.1

CYRUSONE LP

CYRUSONE FINANCE CORP.

AND EACH OF THE GUARANTORS PARTY HERETO

6.375% SENIOR NOTES DUE 2022

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JULY 1, 2015

WELLS FARGO BANK, N.A.

Trustee

This FIRST SUPPLEMENTAL INDENTURE, dated as of July 1, 2015 (this “First Supplemental Indenture”), is entered into by and between CyrusOne LP, a Maryland limited partnership, and CyrusOne Finance Corp., a Maryland corporation (together with CyrusOne LP, the “Issuers”), the Persons listed on Exhibit A hereto (the “Guarantors”) and Wells Fargo Bank, N.A., as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Issuers, the Guarantors thereto and the Trustee entered into the Indenture, dated as of November 20, 2012 (the “Original Indenture,” as supplemented by this First Supplemental Indenture and as further amended or supplemented from time to time, the “Indenture”), providing for the issuance of 6.375% Senior Notes due 2022 in an aggregate principal amount equal to $525,000,000 (the “Initial Notes”);

WHEREAS, the Issuers have authorized the issuance of additional 6.375% Senior Notes due 2022 in an aggregate principal amount equal to $100,000,000 having terms substantially identical in all material respects to the Initial Notes (other than the date of issuance, the issue price, the initial interest accrual date and the Special Mandatory Redemption right) (the “New Notes”);

WHEREAS, a supplemental indenture may be entered into without the consent of any Holder of Notes in order to (a) pursuant to Section 9.01(a)(1) of the Indenture, cure any ambiguity, defect, omission or inconsistency in the Indenture or the Notes, (b) pursuant to Section 9.01(a)(6) of the Indenture, provide for any Guarantee of the Notes, (c) pursuant to Section 9.01(a)(8) of the Indenture, facilitate the issuance of Additional Notes, and (d) pursuant to Section 9.01(a)(10) of the Indenture, make a change that would provide additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder;

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Issuers, the Guarantors and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE 1
INTERPRETATION

Section 1.01                             To Be Read With the Original Indenture.

This First Supplemental Indenture is supplemental to the Original Indenture, and the Original Indenture and this First Supplemental Indenture shall hereafter be read together and shall have effect, so far as practicable, with respect to the Notes as if all the provisions of the Original Indenture and this First Supplemental Indenture were contained in one instrument.

Section 1.02                             Capitalized Terms.

All capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed to such terms in the Original Indenture.

ARTICLE 2
AMENDMENT OF ORIGINAL INDENTURE

Section 2.01                             Amendments.

(a)                                 The following definitions are hereby added to Section 1.01 of the Original Indenture in proper alphabetical sequence:

“Cervalis Acquisition” means the acquisition of Cervalis Holdings LLC, a Delaware limited liability company, by the Company, pursuant to the Merger Agreement.

“Initial Offering Price” means 103.0% of the principal amount of the New Notes.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of April 28, 2015, by and among the Company, Jupiter Merger Sub, LLC, a Delaware limited liability company and wholly owned Subsidiary of the Company, Cervalis Holdings LLC, a Delaware limited liability company and LDG Holdings LLC, as representative for the sellers.

“New Notes” means the Notes issued on July 1, 2015 as Additional Notes.

“Special Mandatory Redemption” shall have the meaning set forth in Section 3.09 hereof.

“Special Mandatory Redemption Date” shall mean any Business Day selected by the Issuers and set forth in the notice of redemption with respect to a Special Mandatory Redemption, but in any event upon not less than ten Business Days from the date such notice is mailed.

“Special Mandatory Redemption Trigger Event” means the earliest to occur of the following events: (i) the failure to consummate the Cervalis Acquisition on or before September 30, 2015 or (ii) the termination of the Merger Agreement at any time before September 30, 2015.

(b) The end of Clause (5) of the definition of “Consolidated Interest Expense” is hereby amended to add the term “and” after the semicolon.

(c) The term “Rental” in the definition of “Leased Rate” is hereby restated as “Rentable”.

(d) The first sentence of Section 3.02 of the Original Indenture is hereby deleted in its entirety and restated as the following:

Except in the case of any Special Mandatory Redemption, if less than all of the Notes are to be redeemed or purchased in an Offer to Purchase at any time, the Trustee will select Notes for redemption or purchase on a pro rata basis (or, in the case of Notes issued in global form pursuant to Article 2 hereof, based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

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(e) Section 3.08 of the Original Indenture is hereby deleted in its entirety and restated as the following:

Except in the case of any Special Mandatory Redemption, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(f) The following is hereby added to the Original Indenture as Section 3.09:

Section 3.09 Special Mandatory Redemption

Upon the occurrence of a Special Mandatory Redemption Trigger Event, the Issuers will redeem all of the New Notes (the “Special Mandatory Redemption”) at a redemption price equal to the Initial Offering Price, plus accrued and unpaid interest from May 15, 2015 to, but not including, the Special Mandatory Redemption Date.

Within five Business Days of the occurrence of any Special Mandatory Redemption Trigger Event, notice of the Special Mandatory Redemption will be mailed (or, in the case of the New Notes in global form, notice will be sent pursuant to the Applicable Procedures) by the Issuers to each Holder of the New Notes at its registered address and to the Trustee, stating that a Special Mandatory Redemption Trigger Event has occurred and that all of the New Notes will be redeemed on the Special Mandatory Redemption Date.

(g) The term “Cyrus One” in Section 4.07(b)(9) of the Original Indenture is hereby restated as “the Company”.

(h) The term “Capital Leases” in Section 4.08(b)(9)(C) of the Original Indenture is hereby restated as “Capitalized Leases”.

(i) Section 6.01(1) of the Original Indenture is hereby deleted in its entirety and restated as the following:

(A) default in the payment of principal of, or premium, if any, on any Note when it is due and payable at maturity, upon acceleration, redemption or otherwise or (B) any default in the performance or breach of Section 3.09.

ARTICLE 3
NEW NOTES

Section 3.01                             New Notes.

Pursuant to Sections 2.13 and 9.01 of the Indenture, as of the date hereof, the Issuers will issue, and the Trustee is directed to authenticate and deliver, the New Notes under the Indenture, having terms substantially identical in all material respects to the Initial Notes (other than the date of issuance, the issue price, the initial interest accrual date and the and the Special Mandatory Redemption right), substantially in the form of Exhibit B hereto, which is hereby incorporated in and expressly made part of the Indenture.

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Section 3.02                             Payment of Interest.

For the avoidance of doubt, the Issuers will pay or cause to be paid interest on the New Notes as and when interest is required to be paid on the Initial Notes.  Interest on the New Notes will accrue from May 15, 2015.

ARTICLE 4
NOTE GUARANTEES

Section 4.01                             Guarantee.

Each Guarantor hereto hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantees and in the Indenture including but not limited to Article 10 thereof.

ARTICLE 5
MISCELLANEOUS

Section 5.01                             Ratification of Indenture.

The Original Indenture as supplemented by this First Supplemental Indenture is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 5.02                             Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, THE NEW NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 5.03                             Counterparts.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 5.04                             Trustee.

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and attested, all as of the date first above written.

CyrusOne LP

By:	CyrusOne GP, as the sole general partner

By:	CyrusOne Inc., as the sole trustee

By:	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

CyrusOne Finance Corp.

By	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

GUARANTORS

CyrusOne Inc.

By:	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

[First Supplemental Indenture Signature Page]

CyrusOne GP

By:	CyrusOne Inc., as the sole trustee

By:	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

CyrusOne TRS Inc.

By	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

CyrusOne Foreign Holdings LLC

By	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

CyrusOne LLC

By	/s/ Gary J. Wojtaszek
Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

[First Supplemental Indenture Signature Page]

TRUSTEE:

WELLS FARGO BANK, N.A.

By:	/s/ John C. Stohlmann
Name: John C. Stohlmann
Title: Vice President

[First Supplemental Indenture Signature Page]

Exhibit A

Guarantors

CyrusOne Inc.

CyrusOne GP

CyrusOne TRS Inc.

CyrusOne Foreign Holdings LLC

CyrusOne LLC

Exhibit B

Form of New Note

(see attached)

[Face of Note]

CUSIP/CINS

6.375% Senior Notes due 2022

No.	$ *

CYRUSONE LP
CYRUSONE FINANCE CORP.

promises to pay to                or registered assigns,

the principal sum of                                                            DOLLARS [(as such sum may be increased or decreased as set forth on the Schedule of Exchanges of Interest on the Global Notes attached hereto)]* on November 15, 2022.

Interest Payment Dates:  May 15 and November 15

Record Dates:  May 1 and November 1

Dated:

CYRUSONE LP
By: CyrusOne GP, as the sole General Partner
By: CyrusOne Inc., as the sole Trustee

By:
Name:
Title:

CYRUSONE FINANCE CORP

By:
Name:
Title:

*  Use this only if the Note is a Global Note.

This is one of the Notes referred to
in the within-mentioned Indenture:

WELLS FARGO BANK N.A.,
as Trustee

By:
Authorized Signatory

[Back of New Note]

6.375% Senior Notes due 2022

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST.  CYRUSONE LP, a Maryland limited partnership (the “Company”) and CYRUSONE FINANCE CORP., a Maryland corporation (the “Co-Issuer,” and together with the Company, the “Issuers”), promise to pay or cause to be paid interest on the principal amount of this New Note at 6.375% per annum from May 15, 2015 until maturity and shall pay the Additional Interest, if any, payable pursuant to the Registration Rights Agreement referred to below.  The Issuers will pay interest and Additional Interest, if any, semi-annually in arrears on May 15 and November 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”).  Interest on the New Notes will accrue from May 15, 2015; provided that if this New Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be November 15, 2015. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then applicable interest rate on the Notes to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT.  The Issuers will pay interest on the New Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders of New Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such New Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest.  The New Notes will be payable as to principal, premium, if any, and interest and Additional Interest, if any, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Company, payment of interest and Additional Interest, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest and Additional Interest, if any, on, all Global Notes and all other New Notes the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent.  Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR.  Initially, Wells Fargo Bank, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar.  The Company may change the Paying Agent or Registrar without prior notice to the Holders of the New Notes.  The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE.  The Issuers issued the New Notes under an Indenture dated as of November 20, 2012 among the Issuers, the Guarantors and the Trustee (as supplemented by a First Supplemental Indenture, dated July 1, 2015 and as further amended or supplemented from time to time, the “Indenture”).  This New Note is one of a duly authorized issue of Notes of the Issuers designated as its 6.375% Senior Notes due 2022. The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.13 of the Indenture. The New Notes, the Initial Notes and any other Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.  The New Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms.  To the extent any provision of this New Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The New Notes are unsecured obligations of the Issuers.  The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

a)            At any time prior to November 15, 2015, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to 106.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders of Notes on any relevant record date occurring prior to the applicable redemption date to receive interest on the relevant Interest Payment Date), with an amount of cash equal to the net cash proceeds of an Equity Offering; provided that:

 (i) at least 65% of the aggregate principal amount of Notes (including Additional Notes) issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

 (ii) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

b)            At any time prior to November 15, 2017, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the rights of Holders on any relevant record date occurring prior to the redemption date to receive interest due on the relevant Interest Payment Date).

c)             Except pursuant to the preceding paragraphs, the Notes will not be redeemable at the Issuers’ option prior to November 15, 2017.

d)            On or after November 15, 2017, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on November 15 of the years indicated below (subject to the rights of Holders on any relevant record date occurring prior to the date of redemption to receive interest on the relevant Interest Payment Date):

Year	Percentage
2017	103.188%
2018	102.125%
2019	101.063%
2020 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(6) MANDATORY REDEMPTION.  Except as provided in this Section 6, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Upon the occurrence of a Special Mandatory Redemption Trigger Event, the Issuers will redeem all of the New Notes at a redemption price equal to 103% of the principal amount of the New Notes, plus accrued and unpaid interest from May 15, 2015 to, but not including, the Special Mandatory Redemption Date (a “Special Mandatory Redemption”).  Within five Business Days of the occurrence of any Special Mandatory Redemption Trigger Event, notice of the Special Mandatory Redemption will be provided by the Issuers to each Holder of the New Notes and to the Trustee in accordance with Section 3.09 of the Indenture, stating that a Special Mandatory Redemption Trigger Event has occurred and that all of the New Notes will be redeemed on the Special Mandatory Redemption Date.

(7) REPURCHASE AT THE OPTION OF HOLDER.

a)            Unless (i) the Company has previously or concurrently mailed a redemption notice with respect to all existing Notes as set forth in Section 3.07 of the Indenture and all conditions precedent applicable to such redemption notice have been satisfied or (ii) a third party makes an Offer to Purchase the Notes in the manner, at the time and otherwise in compliance with the requirement under the Indenture, the Issuers must commence, within 30 days of the occurrence of a Change of Control, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the Payment Date.

b)            If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, if, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to Section 4.10 of the Indenture exceeds $25.0 million, the Issuers must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders of the Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in Section 4.10 of the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets on a pro rata basis, an aggregate principal amount of Notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date at a purchase price equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness, in each case plus accrued and unpaid interest and Additional Interest, if any, to the Payment Date.

(8) NOTICE OF REDEMPTION.  Except with respect to a Special Mandatory Redemption, at least 30 days (or such shorter notice as may be acceptable to the Trustee) but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof.  Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE.  The New Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of New Notes may be registered and New Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.  Also, the Company need not exchange or register the transfer of any New Notes for a period of 15 days before a selection of New Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

[This Regulation S Temporary Global Note is exchangeable in whole or in part for one or more Global Notes only (i) on or after the termination of the 40-day distribution compliance period (as defined in Regulation S) and (ii) upon presentation of certificates (accompanied by an Opinion of Counsel, if applicable) required by Article 2 of the Indenture.  Upon exchange of this Regulation S Temporary Global Note for one or more Global Notes, the Trustee shall cancel this Regulation S Temporary Global Note.] [INCLUDE IN REGULATION S TEMPORARY GLOBAL NOTE ONLY]

(10) PERSONS DEEMED OWNERS.  The registered Holder of a New Note may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER.  Subject to certain exceptions, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, voting as a single class, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, voting as a single class.  Without the consent of any Holder of Notes, the Indenture, the Notes or the Note Guarantees may be amended or supplemented to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of any Issuer’s or a Guarantor’s obligations to Holders of the Notes and Note Guarantees by a successor to such Issuer or such Guarantor pursuant to the Indenture, to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any Holder, to comply with the requirements of the SEC in connection with the qualification of the Indenture under the TIA, to evidence and provide for the acceptance of an appointment by a successor Trustee, to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon an Issuer or any Guarantor, to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of the “Description of Notes” section of the Offering Memorandum to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes or the Note Guarantees, to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture, to provide for any Guarantee of the Notes, to secure the Notes or to confirm, to evidence the release or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is permitted by the Indenture and to amend the provisions of the Indenture relating to the transfer and legending of the Notes.

(12) DEFAULTS AND REMEDIES.  Events of Default include:  (1) (a) default in the payment of principal of, or premium, if any, on any Note when it is due and payable at maturity, upon acceleration, redemption or otherwise or (b) any default in performance or breach of Section 3.09 of the Indenture; (2) default in the payment of interest on any Note when it is due and payable, and such default continues for a period of 30 days; (3) default in the performance or breach of Section 5.01 of the Indenture or the failure by the Company or any of its Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with Sections 4.10 or 4.15 of the Indenture; (4) Holdings or the Company defaults in the performance of or breaches any other covenant or agreement of Holdings or the Company in the Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes; (5) there occurs with respect to any issue or issues of Indebtedness of Holdings, an Issuer or any Significant Subsidiary having an outstanding principal amount of $35.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date hereof (a) an event of default that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or (b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (6) any final judgment or order (not covered by insurance) for the payment of money in excess of $35.0 million in the aggregate for all such final judgments or orders against Holdings, an Issuer or any Significant Subsidiary (treating any deductibles, self-insurance or retention as not covered by insurance) (a) is rendered against Holdings, an Issuer or any Significant Subsidiary and is not be paid or discharged; and (b) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against Holdings, an Issuer or any Significant Subsidiary to exceed $35.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; discharged against Holdings, an Issuer or any Significant Subsidiary to exceed $35.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (7) certain events of bankruptcy or insolvency with respect to Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary or (8) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the Indenture) or any Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Holdings, CyrusOne GP, an Issuer or any Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.  Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it.  The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest or Additional Interest, if any,) if it determines that withholding notice is in their interest.  The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of all the Holders of Notes, rescind an acceleration or waive an existing Default or Event of Default and its respective consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest or Additional Interest, if any, on, the Notes (including in connection with an Offer to Purchase).  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(13) TRUSTEE DEALINGS WITH COMPANY.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS.  No director, officer, employee, partner, controlling person, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

(15) AUTHENTICATION.  This New Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES.  In addition to the rights provided to Holders of Notes under the Indenture, Holders of New Notes who hold such New Notes as Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of July 1, 2015, among the Company, the Guarantors as of the date thereof and Barclays Capital, Inc., RBC Capital Markets, LLC and TD Securities (USA) LLC, as representatives of the initial purchasers of the New Notes, as such agreement may be amended, modified or supplemented from time to time, or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Company, the Guarantors and the other parties thereto, relating to rights given by the Company and the Guarantors to the purchasers of any Additional Notes (the “Registration Rights Agreement”).

(18) CUSIP NUMBERS.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the New Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the New Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW.  THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NEW NOTE AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement.  Requests may be made to:

CyrusOne LP

CyrusOne Finance Corp.

1649 West Frankford Road
Carrollton, Texas 75007

Attention:  Chief Financial Officer

ASSIGNMENT FORM

To assign this New Note, fill in the form below:

(I) or (we) assign and transfer this New Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                        to transfer this New Note on the books of the Company.  The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this New Note)

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this New Note purchased by the Issuers pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                                                                                                        ☐ Section 4.15

If you want to elect to have only part of the New Note purchased by the Issuers pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this New Note)

Tax Identification No.:

Signature Guarantee*:

*                                         Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:]

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE REGULATION S TEMPORARY GLOBAL NOTE *

The following exchanges of a part of this Regulation S Temporary Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Restricted Global Note for an interest in this Regulation S Temporary Global Note, have been made]:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*                 This schedule should be included only if the New Note is issued in global form.